Prospectus Supplement No. 13
Filed Pursuant to Rule 424(b)(8)
Registration No. 333-229524

June 12, 2020

16,742,104 Shares

10,312,078 Warrants

This Prospectus Supplement No. 13 supplements and amends the Prospectus dated May 14, 2019 (the “Prospectus”), relating to the resale of up to 16,742,104 outstanding shares of common stock of Phunware, Inc. (the “Company”), and 10,312,078 outstanding warrants of the Company, by the selling stockholders identified in the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus, Prospectus Supplement No. 1 dated June 24, 2019, Prospectus Supplement No. 2 dated August 19, 2019, Prospectus Supplement No. 3 dated August 20, 2019, Prospectus Supplement No. 4 dated October 4, 2019, Prospectus Supplement No. 5 dated October 21, 2019, Prospectus Supplement No. 6 dated November 21, 2019, Prospectus Supplement No. 7 dated December 18, 2019, Prospectus Supplement No. 8 dated January 17, 2020, Prospectus Supplement No. 9 dated March 30, 2020, Prospectus Supplement No. 10 dated April 6, 2020, Prospectus Supplement No. 11 dated May 7, 2020 and Prospectus Supplement No. 12 dated May 22, 2020.
This Prospectus Supplement includes information set forth on our attached Current Report on Form 8-K, as filed with Securities and Exchange Commission ("SEC") on June 4, 2020.
This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, including any supplements and amendments thereto. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement No. 13 is June 12, 2020.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 4, 2020

PHUNWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37862	26-4413774
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 Shoal Creek Blvd, Suite 230-S, Austin, Texas	78757
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (512) 693-4199

 Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PHUN	The NASDAQ Capital Market
Warrants to purchase one share of Common Stock	PHUNW	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Items.

As previously reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on April 17, 2020, that on that date Phunware, Inc. (the "Company") received written notice from the Listing Qualifications Staff of the Nasdaq Stock Market LLC (“Nasdaq”) that the closing bid price for its common stock had been below $1.00 for the last 30 consecutive business days and that the Company therefore was not in compliance with the minimum bid price requirement for continued inclusion on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Requirement”).

As previously reported in a Current Report on Form 8-K filed with the SEC on May 22, 2020, on May 20, 2020 the Company received written notification from Nasdaq notifying the Company that based on the Company's stockholders' equity balance of $1,353,000 as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 as filed with the Securities and Exchange Commission on May 15, 2020, it was no longer in compliance with the minimum stockholders' equity requirement for continued inclusion on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1) (the “Stockholders' Equity Requirement”). In addition, the notification informed the Company that as of May 19, 2020 it did not meet the alternative compliance standards relating to the market value of listed securities ("MVLS") or net income from continuing operations (the "Alternative Compliance Standards").

On June 4, 2020, the Company received written notice from Nasdaq notifying the Company that compliance was regained under the Bid Price Requirement because the bid price of our common stock closed at or above $1.00 per share for a period of 10 consecutive business days. In addition, on June 4, 2020, the Company received a second written notice notifying the Company that compliance was regained with an Alternative Compliance Standard, the minimum MVLS requirement of $35 million because our MVLS had been at or above $35 million for a period of 10 consecutive business days. Per the notices, Nasdaq considers both matters closed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 4, 2020	Phunware, Inc.

	By:	/s/ Matt Aune
Matt Aune Chief Financial Officer